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                                                               EXHIBIT 99.2

TUESDAY OCTOBER 15 6:56 PM EDT

RED LION HOTELS, INC. REPORTS 24 PERCENT INCREASE IN THIRD QUARTER EARNINGS

VANCOUVER, Wash., Oct. 15 /PRNewswire/ -- Red Lion Hotels, Inc. today reported its net income increased 24 percent to $15.1 million, or $.48 per share, in the third quarter of 1996. In the comparable quarter of 1995, Red Lion earned pro forma net income of $12.1 million, or $.39 per share.

For the nine months ended September 30, 1996, Red Lion's net income increased 28 percent to $33.9 million, or $1.08 per share. Red Lion earned pro forma net income of $26.5 million, or $.85 per share, for the first nine months of 1995.

Increasing revenues and operating margins combined with lower net interest costs contributed most of the earnings improvement in both periods.

"I am pleased to report another strong quarter for Red Lion," said David J. Johnson, Red Lion's chairman and chief executive officer. "Our ongoing record of operating and financial success continues to reflect Red Lion's commitment to customer service, strong market position and a culture of high individual performance."

Revenues for the third quarter of 1996 increased 9.5 percent to $141.8 million, compared to pro forma revenues of $129.5 million for the third quarter of 1995. Revenue per available room (REVPAR) increased 5.2 percent to $65.32. Red Lion's average daily rate rose 7.1 percent to $82.39 in the third quarter of 1996, while occupancy decreased 1.4 percentage points to 79.3 percent.

Gross operating profit margin improved to 40.1 percent in the third quarter of 1996, compared to 39.7 percent in the comparable period of 1995. Operating income for the third quarter of 1996 increased to $29.4 million, compared to pro forma operating income of $10.4 million in the third quarter of 1995. Expenses resulting from Red Lion's formation and offering(1) reduced the 1995 operating income, but had no material impact on net income due to a related deferred tax benefit which substantially offset those expenses.

During the third quarter of 1996, Red Lion completed the previously announced acquisitions of hotels in Houston, Texas and Modesto, California. These acquisitions did not materially affect Red Lion's third
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quarter results.

For the first nine months of 1996, revenues increased 8.0 percent to $399.8 million, compared to pro forma revenues of $370.3 million for the comparable period of 1995. REVPAR for the first nine months of 1996 increased 4.9 percent to $59.59. Red Lion's average daily rate for the first nine months increased
6.7 percent to $80.72, and occupancy declined 1.3 percentage points to 73.8 percent.

Gross operating profit margin for the first nine months of 1996 increased to
37.3 percent, compared to 36.3 percent in the comparable period of 1995. Operating income increased to $68.1 million for the first nine months of 1996, compared to pro forma operating income of $42.8 million in the comparable period of 1995.

Headquartered in Vancouver, Washington, Red Lion Hotels, Inc. is a leading full service hospitality company operating 56 hotels containing 14,859 rooms in the western United States. In September 1996, Red Lion agreed to be acquired by Doubletree Corporation in a cash-and-stock merger valued at approximately $1.2 billion. The transaction is expected to close prior to year-end 1996.

Note: Statements in this press release which are not strictly historical are "forward-looking" and are subject to risks and uncertainties which affect the Company's business. Those uncertainties would include such factors as general business conditions and growth in the hospitality industry, the balance between supply and demand for hotel rooms, competition for hotel acquisitions, continued access to financial markets and other factors as described in the Company's filings with the Securities and Exchange Commission.

CONTACT: Randall Oliver, Investor Relations (360) 750-4347






                             RED LION HOTELS, INC.
                       Consolidated Statements of Income
                       (in thousands, except share data)
                                  (unaudited)

                                            Three Months                 Nine Months
                                         Ended September 30,         Ended September 30,
                                         1996        1995            1996        1995

                                        Actual    Pro Forma(1)      Actual    Pro Forma(1)
REVENUES
  Rooms                                $ 88,572    $ 79,248        $236,017     $215,166
  Food and beverage                      38,889      38,128         120,278      118,921
  Other                                  14,377      12,094          43,510       36,208
    Total revenues                      141,838     129,470         399,805      370,295

OPERATING COSTS AND EXPENSES
  Departmental direct expenses
    Rooms                                20,428      17,941          57,419       51,475
    Food and beverage                    30,715      29,587          94,349       93,060
    Other                                 4,920       4,578          14,999       13,738
  Property indirect expenses             28,841      26,023          84,004       77,583
  Other costs                             8,303       8,882          26,331       25,836
  Depreciation and amortization           5,470       4,646          14,637       14,530
  Payments due to owners of
    managed hotels                       13,805      12,733          39,983       36,591
  Expenses resulting from
    Formation and Offering                   --      14,662              --       14,662

OPERATING INCOME                         29,356      10,418          68,083       42,820
EQUITY (LOSS) IN EARNINGS
  OF UNCONSOLIDATED
  JOINT VENTURES                           (146)        196           1,277        1,885



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

INTEREST EXPENSE, NET                    (3,987)     (4,572)        (11,766)     (14,613)
INCOME BEFORE JOINT
  VENTURERS' INTEREST                    25,223       6,042          57,594       30,092
INCOME ATTRIBUTABLE TO JOINT
  VENTURERS' INTERESTS                     (376)       (304)         (1,354)        (463)
INCOME BEFORE INCOME TAXES               24,847       5,738          56,240       29,629
INCOME TAX BENEFIT (EXPENSE)             (9,739)      6,409         (22,296)      (3,147)
NET INCOME                              $15,108     $12,147        $ 33,944     $ 26,482
EARNINGS PER COMMON SHARE               $  0.48     $  0.39        $   1.08     $   0.85
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                 31,312,600  31,312,500      31,312,500   31,312,500


                                          At September 30,
                                         1996          1995

SUMMARY OPERATING DATA
  Number of Hotels: (2)
    Owned Hotels                            24          21
    Management Contracts                    15          15
    Leased Hotels                           17          17
      Total                                 56          53
  Number of Rooms: (2)
    Owned Hotels                         5,983       5,117
    Management Contracts                 4,887       4,777
    Leased Hotels                        3,989       3,989
      Total                             14,859      13,883


                                          Nine Months Ended
                                             September 30,
                                         1996          1995
                                         Actual    Pro Forma(1)

EBITDA (3)                              $85,627      $59,872


(1) On August 1, 1995, Red Lion, a California Limited Partnership (the "Partnership") operating 53 hotels, contributed substantially all of its assets (excluding 17 hotels, the "Leased Hotels," and certain other assets) and certain liabilities to Red Lion Hotels, Inc. (the "Formation"). Also effective August 1, 1995, Red Lion Hotels, Inc. entered into a long-term master lease with the Partnership for the Leased Hotels. Pro forma results reported above represent the actual results of Red Lion Hotels, Inc. since March 1, 1995, plus the Partnership's historical results for the first quarter of 1995, which have been adjusted to give effect to the Formation, the leasing of the Leased Hotels and the repayment and refinancing of substantially all debt with borrowings under a new credit facility and the net proceeds of the public offering (the "Offering"), assuming that such events were completed on January 1, 1995.

Income taxes have been provided on a pro forma basis assuming an effective tax rate of 40%. Common shares outstanding is based on the number of shares of common stock outstanding after the Offering (including 1,312,500 shares issued to cover over allotments) plus 350,000 shares issued in connection with the termination of an incentive unit plan.

(2) The information reflects the 17 Red Lion Leased Hotels, which were owned prior to August 1, 1995, as if the hotels were leased on each date presented.

(3) EBITDA represents earnings before interest expense, income taxes, income
(loss) attributable to joint venturers' interest, depreciation and amortization and certain other non-cash charges. EBITDA is not intended to represent cash flow operations as defined by GAAP, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. SOURCE Red Lion Hotels, Inc.